                                                                    EXHIBIT 99.2

                                  EPIMMUNE INC.
                        INCENTIVE STOCK OPTION AGREEMENT
                                (EARLY EXERCISE)

                         EXEMPT FROM QUALIFICATION UNDER
                             SECTION 25102(o) OF THE
                          CALIFORNIA CORPORATIONS CODE

        Epimmune Inc. (the "Company"), pursuant to its 1997 Stock Option Plan (the "Plan"), has granted to you, the optionee named on the Notice of Grant of Stock Option to which this Incentive Stock Option Agreement is attached (the "Notice of Grant"), an option to purchase shares of the common stock of the Company ("Common Stock"). This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors and consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The grant of this option and the issuance of shares upon the exercise of this option are also intended to be exempt from the securities qualification requirements of the California Corporations Code pursuant to Section 25102(o) of that code. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

        The details of your option are as follows:

        1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is set forth under "Total Number of Shares Subject to Option" on the Notice of Grant.

        2. VESTING. Subject to the limitations contained herein, 1/4th of the shares will vest 12 months after the "Vesting Commencement Date" as stated on the Notice of Grant, and 1/48th of the shares will vest each month thereafter until either (i) your Continuous Service (as defined in the Plan) terminates for any reason, or (ii) this option becomes fully vested.

        3. EXERCISE PRICE AND METHOD OF PAYMENT.

           (a) EXERCISE PRICE. The exercise price of this option is set forth under "Exercise Price Per Share" on the Notice of Grant, being not less than the fair market value of the Common Stock on the "Date of Grant" as stated on the Notice of Grant.

           (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

                (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

                (iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                (iv) Payment by a combination of the methods of payment permitted by subsection 3(b)(i) through 3(b)(iii) above.

        4. EXERCISE PRIOR TO VESTING PERMITTED.

           (a) Subject to the provisions of this option you may elect at any time during your Continuous Service to exercise the option as to any part or all of the shares subject to this option at any time during the term hereof, including without limitation, a time prior to the date of earliest exercise ("vesting") stated in Section 2 hereof; provided, however, that:

                (i) a partial exercise of this option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

                (ii) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Early Exercise Stock Purchase Agreement attached to the Notice of Grant;

                (iii) you shall enter into an Early Exercise Stock Purchase Agreement in the form attached to the Notice of Grant with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

                (iv) the date of exercisability of any share(s) subject to this option under this Section 4 shall be delayed, if necessary (i.e., because the aggregate fair market value of any shares subject to incentive stock options granted you by the Company or any Affiliate of the Company (valued as of their grant date) would otherwise become exercisable for the first time during any calendar year in an amount exceeding $100,000), until the earliest date permissible in order to preserve treatment under Section 421 of the Code of each share subject to this option.

           (b) EXPIRATION OF EARLY EXERCISE ELECTION. The election provided in this Section 4 to purchase shares upon the exercise of this option prior to the vesting dates shall cease upon termination of your Continuous Service and may not be exercised after the date thereof.

        5. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

        6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

        7. TERM. The term of this option commences on the Date of Grant and expires on the "Date of Termination" as stated on the Notice of Grant, which date shall be no more than ten (10) years from Date of Grant unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised on or after the Date of Termination. This option shall terminate prior to the Date of Termination of its term as follows: three (3) months after the termination of your Continuous Service unless one of the following circumstances exists:

           (a) Your termination of Continuous Service is due to your disability. This option will then expire on the earlier of the Date of Termination or twelve
(12) months following such termination of Continuous Service. You should be aware that if your disability is not considered a permanent and total disability within the meaning of Section 422(c)(6) of the Code, and you exercise this option more than three (3) months following the date of your termination of employment, your exercise will be treated for tax purposes as the exercise of a "nonstatutory stock option" instead of an "incentive stock option."

           (b) Your termination of Continuous Service is due to your death or your death occurs within three (3) months following your termination of Continuous Service. This option will then expire on the earlier of the Date of Termination or eighteen (18) months after your death.

           (c) If during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in Section 6 above, then your option will not expire until the earlier of the Date of Termination or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Service.

        However, this option may be exercised following termination of Continuous Service only as to that number of shares as to which it was exercisable on the date of termination of Continuous Service under the provisions of Section 2 of this option.

        In order to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or an Affiliate of the Company, except in the event of your death or permanent and total disability. The Company has provided for continued vesting or extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you provide services to the Company or an Affiliate of the Company as a consultant or exercise your option more than three (3) months after the date your employment with the Company and all Affiliates of the Company terminates.

        8. EXERCISE.

           (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.

           (b) By exercising this option you agree that:

                (i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

                (ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option; and

                (iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

        9. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

        10. RIGHT OF REPURCHASE. The Company may elect, prior to the Listing Date as defined in the Plan, to repurchase all or any part of the vested shares you exercised pursuant to this option; provided, however, that (i) such repurchase right shall be exercisable only within (A) the ninety (90) day period following the termination of your Continuous Service (or in the case of a post-termination exercise of the Option, the ninety (90) period following such exercise), or (B) such longer period as may be agreed to by the Company and you,
(ii) such repurchase right shall be exercisable for less than all of the vested shares only with your consent and (iii) such right shall be exercisable only for cash or cancellation of purchase money indebtedness for the shares at a repurchase price equal to the greater of the exercise price or the stock's fair market value at the time of such termination.

        The Company's Right of Repurchase shall be exercisable by giving written notice (accompanied by payment for the shares) to you within ninety (90) calendar days after the later of such termination of Continuous Service or a proper purchase of shares following such termination of Continuous Service.

        To ensure that shares subject to this Right of Repurchase will be available for repurchase, the Company may require you to deposit the certificate evidencing the shares which you purchase upon exercise of this option with an agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of exercise of this option, the Company reserves the right at any time to require you to so deposit the certificate in escrow. As soon as practicable after the expiration of this Right of Repurchase, the agent shall deliver to you the shares and any other property no longer subject to such restriction. In the event the shares and any other property held in escrow are subject to the Company's exercise of its Right of Repurchase, the notices required to be given to you shall be given to the escrow agent, and any payment required to be given to you shall be given to the escrow agent. Within thirty
(30) days after payment by the Company for the shares, the escrow agent shall deliver the shares which the Company has purchased to the Company and shall deliver the payment received from the Company to you. If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this option, then in such event any and all new, substituted or additional securities to which you is entitled by reason of your ownership of the shares acquired upon exercise of this option shall be immediately subject to this Right of Repurchase with the same force and effect as the shares subject to this Right of Repurchase immediately before such event.

        11. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective stockholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

        12. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

        13. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, a copy of which is attached to the Notice of Grant and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

        Dated:
              ----------------------------

                                       Very truly yours,

                                       EPIMMUNE INC.

                                       By
                                         ---------------------------------------
                                         Duly authorized on behalf
                                         of the Board of Directors